Exhibit 99.2

JCPENNEY AGREES TO NAME WILLIAM ACKMAN AND STEVEN ROTH
TO BOARD OF DIRECTORS

PLANO, Texas (Jan. 24, 2011) – J. C. Penney Company, Inc. (NYSE:JCP) today announced that its Board of Directors agrees to name William A. Ackman, founder and CEO of Pershing Square Capital Management, and Steven Roth, chairman of the board of Vornado Realty Trust, as directors. They are expected to be elected by the time of the Company's Board of Directors meeting on Feb. 22, 2011, which would expand the size of the Board from 11 to 13 members. The Board also expects to appoint an additional director in the near future.

Pershing Square and Vornado are among the Company’s largest shareholders and Mr. Ackman and Mr. Roth have expertise in areas of relevance to JCPenney’s business.

Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney, said, “We welcome Bill and Steve to the Board.  They share our passion for operational excellence and are committed to enhancing value for all of the Company’s shareholders.  We look forward to benefitting from their expertise.”

William A. Ackman, 44, is the founder and CEO of Pershing Square, which has invested in retailers including Sears Holdings, Target Corp., and McDonald’s, among others, consumer brand companies including Fortune Brands and Kraft Foods, and real estate companies including shopping mall owner General Growth Properties, where Mr. Ackman recently served as a director.  He is currently chairman of the Howard Hughes Corporation (NYSE:HHC), a real estate development company, which was spun off of General Growth Properties in November of 2010.

Steven Roth, 69, is chairman of the board of Vornado, where he served as CEO from 1981 to 2009.  In addition to his deep experience in real estate, throughout the course of his career Mr. Roth has invested in retailers, including Toys“R”Us, Alexander’s, McDonald’s, Sears Holdings Corp. and Sears Canada Inc.  Mr. Roth is Chairman and CEO of Alexander’s Inc., a REIT investing in New York properties, and Managing General Partner at Interstate Properties.

For further information:
Investor Relations
Kristin Hays and Angelika Torres; (972) 431-5500
jcpinvestorrelations@jcpenney.com

Media Relations
Darcie Brossart and Rebecca Winter; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney, one of America's leading retailers, operates over 1,100 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, JCPenney offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.6 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders.  For more information, visit www.jcpenney.net.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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